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Genta Appoints Seasoned Pharma Executive, Lloyd Sanders, as
Vice-President for Sales and Marketing

Former Head of Sanofi-Aventis Oncology Sales to Lead Commercial
Infrastructure

BERKELEY HEIGHTS, NJ – January 17, 2006 – Genta Incorporated (NASDAQ: GNTA) announced today the appointment of W. Lloyd Sanders as Vice-President of Sales and Marketing. Most recently, Mr. Sanders was Vice President, Oncology Sales, at Sanofi-Aventis, where he led the Eloxatin®, Taxotere®, and ELITEK® sales teams. In 2002, he was head of the Eloxatin sales team that recorded the most successful launch of any chemotherapeutic agent. Since then, he has led restructuring, integration, deployment and strategic development for the combined 430-member oncology sales organization. At Genta, Mr. Sanders will have broad responsibility for building the Company’s sales and marketing infrastructure to support the Company’s oncology pipeline, including the potential 2006 launch of Genasense® (oblimersen sodium) Injection, Genta’s lead oncology product.

“The development of Genasense represents an interesting parallel with oxaliplatin, which quickly proved to be the blockbuster product our team had envisioned”, noted Mr. Sanders. “I obviously know Genasense well, and particularly its potential to improve outcomes for so many patients who are treated with existing anticancer therapy. This is a pivotal time for Genta. I am delighted to join the team that has diligently worked toward the potential launch of this new targeted therapy, and I am excited to move forward with building the U.S. sales and marketing organization.”

“Lloyd’s background is a terrific complement to Genta’s senior leadership," commented Dr. Raymond P. Warrell, Jr., Chairman and Chief Executive Officer

of Genta. “His extensive, hands-on experience with the launch of multiple leading oncology brands made him a top candidate to organize the Genasense pre- launch activities and develop our sales and marketing teams in the upcoming months.”

W. Lloyd Sanders Biographical Sketch:

Mr. Sanders joins Genta with eighteen years of experience in pharmaceutical sales and marketing. For the past four years, Mr. Sanders was associated with Sanofi- Synthelabo, and subsequently Sanofi-Aventis. He most recently served as Vice- President, Oncology Sales, for the combined companies. In that role, he had key product sales responsibility for Eloxatin® (oxaliplatin), Taxotere® (docetaxel), Anzemet® (dolasetron mesylate), and ELITEK® (rasburicase). He led the successful restructuring, integration, deployment, strategic development, and tactical execution of the merged companies’ sales forces. He was responsible for national account GPO contracting strategy and negotiations, and he shared responsibility for oncology sales training and sales operations. At Sanofi, he led the 110-member team that achieved record sales for an oncology product launch with Eloxatin®.

From 1987 until 2002, Mr. Sanders held progressively increasing levels of responsibility at Pharmacia, Inc. (now Pfizer), most recently as Oncology Sales Director, West/East. In those roles, he spearheaded a major expansion of the sales force in 2000, led a 90- member sales force, and shared responsibility for the sales success of products that included Camptosar® (irinotecan), Ellence® (epirubicin), and Aromasin® (examestane). During his tenure, he was also Oncology Product Manager for Ellence®, which he managed during late-stage clinical development, through an ODAC meeting with FDA, and its launch in late 1999, and he shared cross-functional responsibility for pricing, reimbursement, promotion, and distribution. Mr. Sanders holds a Bachelor of Business Administration from Memphis State University.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. The Company has recently submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia. Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.